Exhibit 99.2

unaudited pro forma CONDENSED COMBINED Financial INFORMATION

The following unaudited pro forma condensed combined financial information is designed to show how the merger of Virginia National Bankshares Corporation (“Virginia National”) and Fauquier Bankshares, Inc. (“Fauquier”) might have affected historical financial statements if the merger had been completed at an earlier time and was prepared on the historical financial results reported by Virginia National and Fauquier in other public filings. The pro forma condensed combined financial information has been prepared using the acquisition method of accounting.

The unaudited pro forma condensed combined balance sheet data assumes that the merger took place on December 31, 2020 and combines Virginia National’s consolidated balance sheet as of December 31, 2020 with Fauquier’s consolidated balance sheet as of December 31, 2020.  The unaudited pro forma condensed combined statement of income for the year ended December 31, 2020 gives effect to the merger as if it occurred at the beginning of the period.

The following unaudited pro forma condensed combined financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results.  It also is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the companies been combined during this period.  The fair values are estimates as of the date hereof and actual amounts are still in the process of being finalized.  Fair values are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available.

The unaudited pro forma condensed combined financial statements are based on, and should be read together with, the historical consolidated financial statements and related notes of Virginia National contained in its Annual Report on Form 10-K for the year ended December 31, 2020 and of Fauquier contained in its Annual Report on Form 10-K for the year ended December 31, 2020.

VIRGINIA NATIONAL BANKSHARES CORPORATION AND FAUQUIER BANKSHARES, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2020

(dollars in thousands)

	Virginia National Bankshares	Fauquier Bankshares	Merger Pro Forma		Pro Forma
	(As Reported)	(As Reported)	Adjustments		Combined
ASSETS
Cash and due from banks	$8,116	$15,728	$-		$23,844
Federal funds and interest-bearing deposits in banks	26,579	108,838	-		135,417
Total cash and cash equivalents	34,695	124,566	-		159,261
Securities available for sale, at fair value	174,086	82,848	-		256,934
Restricted securities, at cost	3,010	1,835	-		4,845
Total securities	177,096	84,683	-		261,779
Mortgage loans held for sale	-	375	-		375
Loans, net of unearned income	609,406	616,749	(20,286)	(a)	1,205,869
Less allowance for loan losses	(5,455)	(6,870)	6,870	(b)	(5,455)
Net loans	603,951	609,879	(13,416)		1,200,414
Premises and equipment, net	5,238	16,529	7,154	(c)	28,921
Other real estate owned	-	1,356	(706)	(d)	650
Core deposit intangibles, net	-	-	8,700	(e)	8,700
Goodwill	372	-	4,210	(f)	4,582
Other intangible asset, net	341	-	-		341
Bank-owned life insurance	16,849	14,321	-		31,170
Other assets	9,868	15,464	(358)	(g)	24,974
Total assets	$848,410	$867,173	$5,583		$1,721,166
LIABILITIES
Noninterest-bearing deposits	$209,772	$182,653	$-		$392,425
Interest-bearing deposits:
Interest bearing transaction accounts	148,910	266,501	-		415,411
Money market accounts and savings accounts	272,980	243,573	-		516,553
Time deposits	99,102	73,392	191	(h)	172,685
Total interest-bearing deposits	520,992	583,466	191		1,104,649
Total deposits	730,764	766,119	191		1,497,074
Long-term borrowings	30,000	12,606	473	(i)	43,079
Junior subordinated debt	-	4,124	(790)	(j)	3,334
Other liabilities	5,048	11,863	352	(k)	17,263
Total liabilities	765,812	794,712	226		1,560,750
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock	-	-	-		-
Common stock & surplus	39,179	16,369	61,449	(l)	116,997
Retained earnings	41,959	53,767	(53,767)	(l)	41,959
Accumulated other comprehensive income, net	1,460	2,325	(2,325)	(l)	1,460
Total stockholders’ equity	82,598	72,461	5,357		160,416
Total liabilities and stockholders’ equity	$848,410	$867,173	$5,583		$1,721,166

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.  Certain reclassifications have been made to Fauquier’s balance sheet to conform with Virginia National’s presentation.

VIRGINIA NATIONAL BANKSHARES CORPORATION AND FAUQUIER BANKSHARES, INC.

Unaudited Pro Forma Condensed Combined Statement of Income

December 31, 2020

(dollars in thousands)

	Virginia National Bankshares	Fauquier Bankshares	Merger Pro Forma		Pro Forma
	(As Reported)	(As Reported)	Adjustments		Combined
Interest Income
Interest and fees on loans	$24,945	$26,192	$821	(m)	$51,958
Interest on federal funds sold and deposits in other banks	104	135	-		239
Dividends	104	165	-		269
Interest and dividends on securities:
Taxable	1,602	1,389	-		2,991
Nontaxable	475	431	-		906
Total interest and dividend income	27,230	28,312	821		56,363
Interest Expense
Interest on deposits	3,278	2,064	155	(n)	5,497
Interest on long-term borrowings	73	291	172	(o)	536
Interest on Junior subordinated debt	-	186	(45)	(p)	141
Total interest expense	3,351	2,541	282		6,174
Net interest income	23,879	25,771	539		50,189
Provision for loan losses	1,622	1,773	-		3,395
Net interest income after provision for loan losses	22,257	23,998	539		46,794
Noninterest Income
Trust fees and brokerage	1,936	2,806	-		4,742
Service charges on deposit accounts	651	1,118	-		1,769
Other service charges, commissions and fees	612	1,215	-		1,827
Mortgage banking income	77	86	-		163
Gains on securities transactions, net	743	992	-		1,735
Increase in cash surrender value of life insurance	437	360	-		797
Other operating income (loss)	2,109	(111)	-		1,998
Total noninterest income	6,565	6,466	-		13,031
Noninterest Expense
Salaries and benefits	9,466	12,103	-		21,569
Occupancy expenses	1,908	2,409	-		4,317
Data processing	1,106	1,432	-		2,538
Professional & consulting	723	1,129	-		1,852
FDIC assessment	187	388	-		575
Amortization of core deposit premiums	-	-	1,647	(q)	1,647
Merger expenses	988	1,231	(2,219)	(r)	-
Other expenses	4,401	4,828	-		9,229
Total noninterest expenses	18,779	23,520	(572)		41,727
Income before income taxes	10,043	6,944	1,111		18,098
Income tax expense	2,065	1,067	233	(s)	3,365
Net income	$7,978	$5,877	$878		$14,733
Earnings per common share, basic	$2.94	$1.55			$2.80
Earnings per common share, diluted	$2.94	$1.55			$2.79
Weighted average shares outstanding – Basic	2,707,877	3,793,366	(1,232,844)	(t)	5,268,399
Weighted average shares outstanding – Diluted	2,708,567	3,798,816	(1,234,615)	(t)	5,272,768

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.  Certain reclassifications have been made to Fauquier’s statement of income to conform with Virginia National’s presentation.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements at December 31, 2020

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. Business combinations are accounted for under the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations, using the acquisition method of accounting. Under acquisition accounting, Fauquier’s assets and liabilities and any identifiable intangible assets are required to be stated at their estimated fair values.  Virginia National engaged competent third-party valuation specialists to assist in the valuation of the major financial assets and liabilities of the acquired bank.  All adjustments are based on current valuations, estimates, and assumptions.  Pro forma adjustments reflected herein may vary from the actual purchase price allocation recorded based on the actual balance sheet at the acquisition date.

(a)

Estimated fair value adjustment consists of a $19.6 million credit mark and a $1.7 million liquidity adjustment applied to Fauquier’s loans, offset by a $1.0 million elimination of Fauquier’s net deferred loan fees and costs.

The larger portion ($19.6 million) of the adjustment to loans reflects the estimated credit portion of the fair value adjustment as required under ASC 805, of which $11.2 million was derived from valuing the purchased credit impaired loans and $8.4 million was derived from valuing the purchased performing loans. This amount is an estimate of the contractual principal cash flows not expected to be collected over the estimated lives of these loans. It differs from the allowance for loan losses under ASC 450 using the incurred loss model, which estimated probable loan losses incurred as of the balance sheet date. Under the incurred loss model losses expected as a result of future events are not recognized. When using the expected cash flow approach these losses are considered in the valuation. Further, when estimating the present value of expected cash flows the loans are discounted using an effective interest rate, which is not considered in the incurred loss method. Accordingly, the differences in the loss methodologies and the application of a market interest rate have led to a credit loss estimate of $19.6 million.

  The fair value of Purchased Credit Impaired (“PCI”) loans is determined using a combination of the income approach and the asset approach. The fair value of non-PCI loans is determined using the income approach. In the income approach, the fair value is determined based on a discounted cash flow analysis, while fair value is determined based on the estimated values of the underlying collateral in the asset approach. The key valuation assumptions developed for use in the discounted cash flow analysis are prepayment speeds, expected credit loss rates, discount rates, and foreclosure lags. For PCI loans, a yield is calculated based on the cash flows run at the acquisition date, and the yield is applied against the carrying value as projected accretion over the life of the loan. For non-revolving non-PCI loans, amortization is projected using the effective interest method. For revolving PCI loans, amortization is projected on a straight-line basis.

(b)

Elimination of Fauquier’s allowance for loan losses. Purchased loans acquired in a business combination are recorded at fair value and the recorded allowance for loan losses of the acquired company is eliminated.

(c)	Estimated fair value adjustment of Fauquier’s premises and equipment, based on independent third-party appraisals.

(d)	Estimated fair value adjustment on other real estate owned (“OREO”), based on a bona fide offer received from an independent third party.

(e)	Estimate of the fair value of the core deposit intangible asset, based on independent third-party valuation. This will be amortized over seven years using the sum of years digits method.

(f)	Estimated amount of goodwill as a result of the purchase price exceeding the net assets acquired, as follows, in thousands:

Purchase Price:
Fair value of consideration for common stock as of April 1, 2021		$77,818

Fair value of assets acquired:
Cash and cash equivalents	$124,566
Total securities	84,683
Net loans	596,838
Premises and equipment, net	23,683
Other real estate owned	650
Core deposit intangible, net	8,700
Other assets	29,427
Total assets	$868,547

Total deposits	766,310
Total debt	16,413
Other liabilities	12,215
Total liabilities	$794,938

Net assets acquired		73,609

Preliminary pro forma goodwill		$4,210

(g)

Estimated deferred tax asset related to acquisition accounting adjustments ($316 thousand credit), accrued interest receivable adjustment ($479 thousand credit) and right of use asset adjustment ($437 thousand debit).

(h)

Estimated fair value adjustment on time deposits at current market rates and spreads for similar products.  This adjustment will be accreted into income over the estimated lives of the deposits.  Estimated accretion was computed using the straight-line method.

(i)

Estimated fair value adjustment of long-term borrowings at current interest rates for similar borrowings.  This adjustment will be accreted into income over the estimated life of the borrowings.  Estimated accretion was determined using the straight-line method.

(j)

Estimated fair value adjustment of subordinated debt at current interest rates for similar borrowings.  This adjustment will be amortized into income over the estimated life of the debt.  Estimated amortization was determined using the straight-line method.

(k)	Estimated adjustment to lease liability.
(l)

Elimination of Fauquier’s stockholders’ equity as part of the purchase accounting adjustments representing the conversion of all outstanding Fauquier common shares into Virginia National common shares at a ratio of 0.675 Virginia National shares for each share of Fauquier.

(m)	Represents the net discount accretion on acquired loans over their expected life using the level yield method.
(n)	Represents the accretion of the fair value adjustment to deposits over their expected life using the straight-line method.
(o)	Represents the accretion of the fair value adjustment to long-term borrowings over their expected life using the straight-line method.
(p)	Represents the amortization of the fair value adjustment to subordinated debt over its expected life using the straight-line method.
(q)	Represents amortization of core deposit premium (see Note e). Premium will be amortized over seven years using the sum-of-years digits method.
(r)	Elimination of costs incurred related to the merger.
(s)	Represents income tax expense estimated at 21%.
(t)	Weighted average basic and diluted shares outstanding were adjusted to effect the transaction.